SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                  FORM 8-K


                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                       Date of Report: November 7, 1997



                             BIOMUNE SYSTEMS, INC.
               (Exact name of registrant as specified in its charter)



                        Commission File Number:  0-11472

         Nevada                                         87-0380088
(State of Incorporation)                             (I.R.S. Employer
                                                     Identification No.)

          2401 South Foothill Drive, Salt Lake City, UT       84109
         (Address of principal executive offices)          (Zip Code)


      Registrant's telephone number, including area code:(801) 466-3441

ITEM 5. OTHER EVENTS

On November 7, 1997, the Registrant announced a reverse split of its Common Stock issued and outstanding, to become effective November 10, 1997. The action reduces the number of issued and outstanding shares of the Registrant's Common Stock at a ratio of 10 for one. Prior to the reverse split, the Registrant had a total of 32,377,388.63 shares of Common Stock issued and outstanding. After giving effect to the reverse split, there are 3,237,736.863 shares of Common Stock issued and outstanding.

The reverse split as adopted by the Company's board of directors did not require a change in the par value of the Company's Common Stock. Therefore, both before and after the reverse split, the par value of the Company's Common Stock is $.0001 per share. In addition, the Board of Directors has not authorized a change in the authorized number of shares of Common Stock or any other class of securities of the Company. Therefore, both before and after the reverse split, the authorized number of shares of Common Stock would continue to be 500,000,000 shares.

Outstanding options, warrants and preferred stock convertible to Common Stock will be adjusted according to the terms of the instruments evidencing such rights and shares, reducing the number of shares that may be acquired by exercise or conversion, as the case may be, by the same 10 for 1 ratio and increasing the exercise price in the case of the options and warrants, by 10 times the current price. No other rights or interests are affected by the change.

The primary reason for the change was an effort by the Registrant's board of directors to bring the Company's minimum bid price into compliance with the minimum price allowed by Nasdaq ($1.00 per share) in order to retain the listing of the Registrant's Common Stock on the Nasdaq SmallCap Stock Market.

                                  SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              BIOMUNE SYSTEMS, INC.
                              (Registrant)

                              By /S/ Michael G. Acton
                                ------------------------------------

Date: November 10, 1997           Michael G. Acton
                                  Chief Financial Officer
                                 (Principal financial and accounting
                                  officer)